EXHIBIT 5.1

(VINSON & ELKINS L.L.P. LOGO)	VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

June 30, 2005

Calibre Energy, Inc.
1667 K Street, NW, Suite 1230
Washington, D.C. 20006

Re: Registration Statement on Form SB-2 of Calibre Energy, Inc.

Ladies and Gentlemen:

We have acted as counsel to Calibre Energy, Inc. (the "Company"), a Nevada corporation, with respect to certain legal matters in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") relating to the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the re-sale of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") already issued and shares of Common Stock that may be issued upon exercise of warrants (collectively, the “Warrants”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company, each as amended to the date hereof, (ii) the Registration Statement, (iii) resolutions of the board of directors of the Company and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law, as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, and (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that: (i) the shares of Common Stock already issued and included in the Registration Statement are validly issued, fully paid and non-assessable; and (ii) the shares of Common Stock issuable upon exercise of the Warrants, will, upon exercise of the Warrants in accordance with the terms of the Warrants, be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of Nevada and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.